Exhibit 99.1

VAALCO ENERGY CALLS SPECIAL MEETING TO ENABLE

STOCKHOLDERS TO VOTE ON GROUP 42-BLR GROUP PROPOSALS

Group 42–BLR Group’s Plan to Use Litigation to Force through Null and

Void Consent Solicitation is Waste of Stockholders’ Money

Urges VAALCO Stockholders to Resist a Change of Control

Without Payment of a Control Premium

HOUSTON, November 23, 2015 — VAALCO Energy, Inc. (NYSE: EGY) today announced that it has filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”) to hold a Special Meeting of VAALCO Stockholders (“Special Meeting”) on January 5, 2016.

The purpose of the Special Meeting will be to enable stockholders to vote on a proposal to amend the Company’s certificate of incorporation filed in accordance with the General Corporation Law of the State of Delaware (the “Charter”) so that stockholders will have the power to remove directors without cause. In addition, stockholders will be able to vote on the proposals to remove and replace a majority of VAALCO’s Board of Directors with new directors promoted by Group 42, Inc. and Bradley L. Radoff (collectively, the “Group 42–BLR Group”).

Steve Guidry, Chairman and CEO, commented: “We continue to believe that it is in stockholders’ best interests that this dispute be quickly resolved and we have therefore provided a forum for stockholders to vote. The Group 42–BLR Group has so far rejected the Company’s offer to provide stockholders with the opportunity to vote on its proposals at a special meeting and instead threatened litigation to pursue its untested legal theory that our charter is invalid under Delaware law.”

Mr. Guidry continued, “VAALCO firmly supports stockholder democracy. We will hold the Special Meeting on the same day as the expiration date for the consent solicitation because we strongly believe that Group 42–BLR Group’s plan to use litigation to force through a null and void consent solicitation is unnecessary and a waste of stockholders’ money.”

On November 6, 2015, the Group 42–BLR Group announced that it was soliciting consents to remove without cause four members of VAALCO’s Board of Directors in order to replace them with Group 42–BLR Group’s four new nominees and therefore take control of VAALCO. As previously announced, VAALCO noted that under its Charter, duly elected members of VAALCO’s Board can be removed from office only for cause. This is a common charter provision, which is shared by 1,301 companies incorporated in

Delaware, including 248 companies that do not have a staggered board1. No Delaware case has ever held invalid a charter provision requiring cause to remove directors from office. Therefore, as fiduciaries of the Company, the Board cannot ignore, waive or amend the clear language in its current Charter without stockholder approval.

The Company noted that:

•	The Group 42–BLR Group, which beneficially owns approximately 11% of the Company’s shares, is seeking to take control of the VAALCO Board of Directors without paying a control premium to other stockholders.

•	In the current challenging environment for the E&P industry, a company of VAALCO’s size cannot afford to have its liquidity used up in a protracted confrontation.

•	VAALCO has made repeated good-faith efforts to reach a mutually agreeable settlement with Group 42–BLR Group in order to avoid the unnecessary cost and distraction of a public confrontation.

•	All VAALCO directors serve only one year terms giving the stockholders the opportunity to elect new directors annually at the annual meeting.

VAALCO urges all VAALCO stockholders to refrain from taking any action (including returning any consent card sent by the Group 42–BLR Group) at this time.

Vinson & Elkins L.L.P. is serving as legal counsel to the Company.

VAALCO stockholders with questions may contact the Company’s proxy solicitor, D.F. King & Co., Inc., (866) 416-0552.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Additional Information

The Company has filed a preliminary proxy statement and a form of proxy card with the SEC in connection with the Special Meeting. Promptly after filing the definitive proxy statement with the SEC, the Company intends to mail the definitive proxy statement and proxy card to each stockholder of VAALCO. As previously disclosed, the Company has also filed a preliminary consent revocation statement and a form of GOLD consent

[1]	Source: FactSet Research Systems Inc.

revocation card with the SEC in connection with Group 42–BLR Group’s consent solicitation. Promptly after filing the definitive consent revocation statement with the SEC, the Company also intends to mail the definitive consent revocation statement and GOLD consent revocation card to each stockholder of VAALCO. STOCKHOLDERS OF VAALCO ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO), THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Special Meeting and in the solicitation of consent revocations in connection with the Group 42-BLR Group’s consent solicitation. Information regarding the names of the Company’s participants and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s proxy statement and preliminary consent revocation statement and other materials filed by the Company with the SEC. These documents are or will be available for no charge at the SEC’s website at www.sec.gov and at the Company’s investor relations website at vaalco.investorroom.com. Copies may also be obtained by contacting the Company by mail at 9800 Richmond, Suite 700, Houston, Texas 77042, Attention: Corporate Secretary or by telephone at (713) 623-0801.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to quality for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company’s success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2014, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC, which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite

700, Houston, Texas 77042, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. VAALCO assumes no obligation to update any forward-looking statement as of any future date.

Investor Contacts Don McCormack Chief Financial Officer 713 212- 1038	Al Petrie Investor Relations Coordinator 713-543-3422